Exhibit 10.2

Michael Kingman Low

Manager/Trustee - Small World Traders, LLC.

September 2, 2014

Steele Resources, Inc.

2705 Garnet Ave Suite 2a

San Diego, CA 92109

To the Board of Directors of Steele Resources Corp.

Re: Revolving Credit Note dated 4.8.2013

“Small World Traders Secured Note:  On April 8, 2013, the Company issued a revolving line of credit for $200,000 with Small World Traders Secured Note with an interest rate of 8%. This note is secured by the following assets of the Company and a UCC1 was filed for all the Intellectual Property, Current or Previously Filed, Trademarks, Formulations, Research and Development Equipment, Manufacturing Equipment, Office Equipment, and all interests in Shooting Star Mining Company LLC.  The note is due December 31, 2013.  Small World Traders paid $200,327 of expenses on behalf of the Company.  On January 1, 2014 the Note was extended to April 15, 2014 subject to additional consideration.”

These dates have passed and we have not received payment.  In lieu of all of the above, please remit this amount plus interest as agreed to immediately.  Consider this as a formal demand for immediate payment as a consequence of an Event of Default.

Sincerely,

Michael K. Low, Mgr.